Principal Global Investors, LLC 801 Grand Avenue, Des Moines, IA 50309 800-553-1390 tel www.principalglobal.com
March 1, 2018
Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080
Dear Mr. Beer:
Principal Global Investors, LLC intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Principal LifeTime Hybrid 2015 Fund - Class J	$10,000	926.784
Principal LifeTime Hybrid 2020 Fund - Class J	$10,000	905.797
Principal LifeTime Hybrid 2025 Fund - Class J	$10,000	882.613
Principal LifeTime Hybrid 2030 Fund - Class J	$10,000	867.303
Principal LifeTime Hybrid 2035 Fund - Class J	$10,000	848.896
Principal LifeTime Hybrid 2040 Fund - Class J	$10,000	839.631
Principal LifeTime Hybrid 2045 Fund - Class J	$10,000	829.876
Principal LifeTime Hybrid 2050 Fund - Class J	$10,000	825.083
Principal LifeTime Hybrid 2055 Fund - Class J	$10,000	814.996
Principal LifeTime Hybrid 2060 Fund - Class J	$10,000	814.332
Principal LifeTime Hybrid 2065 Fund - Class J	$10,000	950.57
Principal LifeTime Hybrid Income Fund - Class J	$10,000	974.659
Each share of the Principal LifeTime Hybrid 2015 Fund has a par value of $0.01 and a price of $10.79 per share. Each share of the Principal LifeTime Hybrid 2020 Fund has a par value of $0.01 and a price of $11.04 per share. Each share of the Principal LifeTime Hybrid 2025 Fund has a par value of $0.01 and a price of $11.33 per share. Each share of the Principal LifeTime Hybrid 2030 Fund has a par value of $0.01and a price of $11.53 per share. Each share of the Principal LifeTime Hybrid 2035 Fund has a par value of $0.01 and a price of $11.78 per share. Each share of the Principal LifeTime Hybrid 2040 Fund has a par value of $0.01 and a price of $11.91 per share. Each share of the Principal LifeTime Hybrid 2045 Fund has a par value of $0.01and a price of $12.05 per share. Each share of the Principal LifeTime Hy brid 2050 Fund has a par value of $0.01 and a price of $12.12 per share. Each share of the Principal LifeTime Hybrid 2055 Fund has a par value of $0.01 and a price of $12.27 per share. Each share of the Principal LifeTime Hybrid 2060 Fund has a par value of $0.01 and a price of $12.28 per share. Each share of the Principal LifeTime Hybrid 2065 Fund has a par value of $0.01and a price of $10.52 per share. Each share of the Principal LifeTime Hybrid Income Fund has a par value of $0.01 and a price of $10.26 per share. In connection with such purchase, Principal Global Investors, LLC represents and warrants that it will purchase such Shares as an investment and not with a view to resell,distribute or redeem.
PRINCIPAL GLOBAL INVESTORS, LLC

BY	/s/ Adam U. Shaikh
Adam U. Shaikh
Counsel